Exhibit 3.1


             AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                     OF
                       Deep Field Technologies, Inc.


Deep Field Technologies, Inc., a corporation organized and existing under the laws of the State of New Jersey (the "Corporation"), hereby certifies as follows:

      1. The name of the corporation is Deep Field Technologies, Inc. The Certificate of Incorporation of the Corporation was filed by the New Jersey Secretary of State on November 10, 2004.

      2. This Amended and Restated Certificate of Incorporation herein certified was authorized by the unanimous written consent of the Board of Directors on December 29, 2004 pursuant to the New Jersey Business Corporation Act of the State of New Jersey (the "Corporation Law").

      3. The Amended and Restated Certificate of Incorporation herein certified effects the following change: Article III, Preferred Stock, shall be amended to delete in its entirety Section C that designated thirty (30) shares of Preferred Stock entitled "Series A 5% Convertible Preferred Stock". To accomplish the foregoing amendment, Section C of Article III, Preferred Stock of the Certificate of Incorporation is hereby deleted in its entirety.

      4. The undersigned, being the President of Deep Field Technologies, Inc., a Jersey Corporation (the "Corporation"), does hereby certify that this Amended and Restated Certificate of Incorporation correctly set forth the Certificate of Incorporation as adopted. The Restated Certificate of Incorporation of the Corporation, as heretofore amended, is hereby amended and restated in their entirety as follows:

                        CERTIFICATE OF INCORPORATION
                                     OF
                       Deep Field Technologies, Inc.

                                 ARTICLE I
                               Corporate Name

      The name of the corporation (the "Corporation") is Deep Field Technologies, Inc.

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                                  ARTICLE II
                              Corporate Purpose

      The Corporation is organized to engage in any activity within the purposes for which corporations may be organized under the New Jersey Business Corporation Act (the "Corporation Law").


                                 ARTICLE III
                                Capital Stock

      The aggregate number of shares which the Corporation shall have authority to issue is 10,071,000,000 shares of common stock and preferred stock. The stock of this corporation shall be divided into four classes, consisting of:

Class A Common Stock    10,000,000,000 shares authorized, no par value per share
Class B Common Stock    50,000,000 shares authorized, $.01 par value per share
Class C Common Stock    20,000,000 shares authorized, $.01 par value per share
Preferred Stock         1,000,000 shares authorized, $1 par value per share, and

The board of directors is hereby authorized to prescribe the classes, the series, the number of each class or series of stock and the voting powers, designations, preferences, limitations, restrictions and relative rights of each class or series of stock. The shares of Preferred Stock may be issued and reissued from time to time in one or more series. The Board of Directors hereby is authorized to fix or alter the dividend rights, dividend rate, conversion rights, voting rights and terms of redemption (including, without limitation, sinking fund provisions and the redemption price or prices), the liquidation preferences, and any other rights, preferences, privileges, attributes or other matters with respect to any wholly unissued series of Preferred Stock, including the authority (a) to determine the number of shares constituting any such Series And the designation thereof; and (b) to increase the number of shares of any Series At any time. In case the outstanding shares of any such series shall be reacquired or shall not be issued, such shares may be designated or redesignated and altered, and issued or reissued, hereunder, by action of the Board of Directors. The Board of Directors also shall have such other authority with respect to shares of Preferred Stock that may be reserved to the Board of Directors by law.

      Class A Common Stock Shares. The Class A Common Stock Shares shall have no par value per share. With respect to all matters upon which stockholders are entitled to vote or to which stockholders are entitled to give consent, the holders of the outstanding shares of Class A Common Stock shall be entitled on each matter to cast one (1) vote in person or by proxy for each share of the Class A Common Stock standing in his, her or its name without regard to class, except as to those matters on which separate class voting is required by applicable law. Holders of Class A Common Stock have no preemptive, subscription, conversion, or redemption rights. Upon liquidation, dissolution or winding-up, the holders of Class A Common Stock are entitled to receive net assets pro rata. Each holder of Class A Common Stock is entitled to receive ratably any dividends declared by the Board of directors out of funds legally available for the payment of dividends.

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      Class B Common Stock Shares.  The par value of each share of the Class
B Common Stock shall be $.01. Each holder of Class B Common Stock shall have the right to convert each share of Class B Common Stock into the number of Class A Common Stock calculated by dividing the number of Class B Common Stock being converted by eighty percent (80%) of the lowest price that the Company had ever issued its Class A Common Stock. Every holder of the outstanding shares of the Class B Common Stock shall be entitled on each matter to cast the number of votes equal to 100 Shares of Class A Common Stock. With respect to all matters upon which shareholders are entitled to vote or to which shareholders are entitled to give consent, the holders of the outstanding shares of Class B Common Stock shall vote together with Class A Common Stock without regard to class, except as to those matters on which separate class voting is required by applicable law. There shall be no cumulative voting by shareholders. Each holder of Class B Common Stock shall receive dividends or other distributions, as declared, equal to the dividends declared on such number of shares of Class A Common Stock that would be issued upon the conversion of the Class B Common Stock, had all of the outstanding Class B Common Stock been converted on the record date established for the purposes distributing any dividend or other shareholder distribution.

      Class C Common Stock Shares. The par value of each share of the Class C Common Stock shall be $.01. With respect to all matters upon which stockholders are entitled to vote or to which stockholders are entitled to give consent, the holders of the outstanding shares of Class C Common Stock shall be entitled on each matter to cast one (1) vote in person or by proxy for each 1,000 shares of the Class C Common Stock standing in his, her or its name without regard to class, except as to those matters on which separate class voting is required by applicable law. Holders of Class C Common Stock have no preemptive, subscription, conversion, or redemption rights. Upon the liquidation, dissolution or winding-up of the Corporation, the holders of Class C Common Stock are not entitled to receive net assets pro rata. Each holder of Class C Common Stock is not entitled to receive ratably any dividends declared by the Board of directors out of funds legally available for the payment of dividends.


      Preferred Stock. The par value of each share of Preferred Stock shall be $1.00.

      (A)   Issuance, Designations, Powers, Etc.

                  The Board of Directors expressly is authorized, subject to limitations prescribed by the New Jersey Business Corporations Act and the provisions of this Certificate of Incorporation, to provide, by resolution and by filing an amendment to the Certificate of Incorporation pursuant to the New Jersey Business Corporations Act, for the issuance from time to time of the shares of Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences and other rights of the shares of each such series and to fix the qualifications, limitations and restrictions thereon, including, but without limiting the generality of the foregoing, the following:

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               (a)   the number of shares constituting that series and the
               distinctive designation of that series;
               (b) the dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;
               (c) whether that series shall have voting rights, in addition to voting rights provided by law, and, if so, the terms of such voting rights;
               (d) whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provisions for adjustment of the conversion rate in such events as the Board of Directors shall determine;
               (e) whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;
               (f) whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;
               (g) the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and
               (h) any other relative powers, preferences and rights of that series, and qualifications, limitations or restrictions on that series.

         (B)   Dissolution, Liquidation, Winding Up.

               In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of Preferred Stock of each series shall be entitled to receive only such amount or amounts as shall have been fixed by the certificate of designations or by the resolution or resolutions of the Board of Directors providing for the issuance of such series.

                                  ARTICLE IV
                    Registered Office and Registered Agent

      The address of the initial registered office of the corporation within the State of New Jersey is: 750 Highway 34, Matawan, NJ 07747; and the name of the initial registered representative at such address is Jerome Mahoney, an individual residing within the State of New Jersey.

                                  ARTICLE V
                  Board of Directors and Number of Directors


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      The number of directors shall be governed by the By-Laws of the
Corporation. The number of directors constituting the initial Board of Directors of the Corporation shall be one (1). The names and addresses of the initial member of the Board of Directors is as follows:

      Jerome Mahoney    c/o The Corporation
                        750 Highway 34
                        Matawan, NJ 07747

                                  ARTICLE VI
                           Limitation of Liability

       Subject to the following, a director or officer shall not be personally liable to the Corporation or its shareholders for any breach of any duty owed to the Corporation or its shareholders. The preceding sentence shall not relieve a director or officer from liability for any breach of duty based upon an act or omission (i) in breach of such person's duty of loyalty to the Corporation or its shareholders, (ii) not in good faith or involving a knowing violation of law or (iii) resulting in receipt by such person of an improper personal benefit. If the New Jersey Business Corporation Act is amended to authorize a corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer or both of the Corporation shall be eliminated or limited to the fullest extent permitted by the New Jersey Business Corporation Act as so amended. No amendment to or repeal of this Certificate of Incorporation shall apply to or have any adverse effect on the liability or alleged liability of any director or officer for or with respect to any acts or omissions of such director or officer occurring prior to such amendment or repeal.


                                 ARTICLE VII
                     Indemnification of Corporate Agents

      Every Corporate Agent of the Corporation who was or is made a party or is threatened to be made a party to or is involved in any proceeding by reason of his or her service as a Corporate Agent, whether or not the basis of such proceeding is an alleged action in an official capacity as a director, officer, employee or agent or in any other capacity (including service with respect to an employee benefit plan), shall be indemnified and held harmless by the Corporation to the fullest extent permitted by the New Jersey Business Corporation Act, as the same exists today or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than the New Jersey Business Corporation Act permitted the Corporation to provide prior to such amendment), against all Expenses and Liabilities (including, without limitation, ERISA excise taxes or penalties). The rights provided herein are intended to extend to all Proceedings (including, without limitation, Proceedings by or in the right of the Corporation), and the indemnification against Expenses and Liabilities in connection with Proceedings by or in the right of the Corporation is specifically provided for to the fullest extent permitted by law. The rights to indemnification provided hereunder shall also include the right to advancement of expenses to the fullest extent permitted by law. Such right of indemnification shall continue as to a person who has ceased to be a director, officer, employee, trustee or agent and shall inure to the benefit

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of the heirs, executor or administrator of such a person. The rights provided hereunder shall not exclude any other rights to which a Corporate Agent may be entitled under the By-Laws of the Corporation or under any agreement, vote of shareholders or otherwise.

       All terms not defined hereby are used in accordance with the definitions contained in the New Jersey Business Corporation Act at N.J.S.A. ss.14A:3-5(1).

                                 ARTICLE VIII
                       Name and Address of Incorporator

      The name and address of the incorporator shall be Lawrence A. Muenz, Esquire, Meritz & Muenz LLP., 2021 O Street, NW, Washington, DC 20036.

                                  ARTICLE IX
                            Date of Incorporation

      The effective date of this Certificate of Incorporation is the date of its filing with the Treasurer of the State of New Jersey.




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